CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the Registration Statement on Form N-3 (No. 333-142459) (the “Registration Statement”) of our report dated April 7, 2026 relating to the statutory financial statements of Equitable Financial Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 9, 2026 relating to the financial statements of Separate Account No. 10 (Pooled), Separate Account No. 4 (Pooled), and Separate Account No. 3 (Pooled) and the financial statements of each of the variable investment options of Separate Account No. 66 indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2026